Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	For additional information contact:	Thomas A. H. White Senior Vice President, Investor Relations
		423.294.8996

		Jim Sabourin
		Vice President, Corporate Communications
August 2, 2006		423.294.6043

UnumProvident Corporation Reports

Second Quarter 2006 Results

U.S. Brokerage – Group Income Protection Benefit Ratio Stabilizes;

Unum Limited and Colonial Produce Record Quarterly Earnings

Chattanooga, TN – UnumProvident Corporation (NYSE: UNM) announced today its results for the second quarter of 2006 with net income of $125.2 million ($0.38 per diluted common share), compared to $171.3 million ($0.55 per diluted common share) for the second quarter of 2005. Included in the results for the second quarter of 2006 is a net realized after tax investment loss of $3.6 million ($0.01 per diluted common share), compared to a net realized after tax investment gain of $42.6 million ($0.13 per diluted common share) in the second quarter of 2005.

Also included in the second quarter of 2006 is the after tax cost related to the early retirement of debt of $11.6 million ($0.04 per diluted common share), resulting from the successful execution of a $300 million debt tender in the second quarter.

Income, on an after tax basis, excluding net realized investment gains and losses and the cost related to the early retirement of debt was $140.4 million ($0.43 per diluted common share) in the second quarter of 2006, compared to $128.7 million ($0.42 per diluted common share) in the second quarter of 2005. (See discussion of non-GAAP financial measures and the related reconciliation below.)

Thomas R. Watjen, president and chief executive officer, said, “I am generally pleased with our results for the second quarter. Most areas of the Company met or exceeded our expectations, including record profitability in our Unum Limited and Colonial operations. The one area of the Company which is still operating below our long-term expectations is our U.S. Brokerage group income protection business; however, I am encouraged by the progress we made this past quarter. In addition, we have continued to build financial strength this past quarter, reducing outstanding debt by $300 million and producing healthy cash flow and strong statutory earnings.”

RESULTS BY SEGMENT

In the following discussions of the Company’s segment operating results, “operating revenue” excludes net realized investment gains and losses. “Operating income” or “operating loss” excludes income tax and net realized investment gains and losses.

U.S. Brokerage Segment

The U.S. Brokerage segment reported operating income of $104.5 million in the second quarter of 2006, compared to $111.4 million in the second quarter of 2005. Premium income declined 0.4 percent to $1,311.6 million in the second quarter of 2006 from $1,317.3 million in the second quarter of 2005.

Within this segment, the U.S. Brokerage group income protection line of business reported income of $10.4 million in the second quarter of 2006 compared to income of $20.1 million in the second quarter of 2005. The benefit ratio for this line increased to 95.1 percent in the second quarter compared to 93.5 percent in the second quarter of 2005 due to a lower rate of claim recoveries offset partially by a decrease in the rate of submitted and paid claims. Compared to the first quarter of 2006, the benefit ratio for this line declined slightly to 95.1 percent in the second quarter of 2006 from 95.5 percent in the first quarter of 2006, excluding the first quarter claim reassessment charge. This slight improvement relative to the first quarter was primarily due to improved results in the Company’s group long-term income protection line of business resulting from generally stable claim recovery experience and lower levels of claim incidence and claim size, which was offset somewhat by an increase in the benefit ratio in the Company’s group short-term income protection line. Premium income in group income protection declined 2.2 percent to $622.9 million in the second quarter of 2006, compared to $636.8 million in the second quarter of 2005, reflecting lower sales in recent quarters as the Company has focused on improving the profitability of the business. Sales of fully insured group long-term income protection products in the second quarter of 2006 increased 6.7 percent to $50.9 million, compared to $47.7 million in the year ago quarter. Sales of fully insured group short-term income protection products in the second quarter of 2006 increased 27.9 percent to $18.8 million, compared to $14.7 million in the year ago quarter. Premium persistency in the group long-term income protection line of business improved to 86.5 percent for the first half of 2006 compared to 83.2 percent in the first half of 2005.

The U.S. Brokerage segment’s group life and accidental death and dismemberment lines of business reported a 6.5 percent decline in operating income to $44.8 million in the second quarter of 2006, compared to $47.9 million in the second quarter of 2005. The decline in earnings primarily reflects a decline in premium income and lower net investment income relative to the year ago quarter. Premium income for these lines of business declined 2.7 percent to $361.5 million in the second quarter of 2006, compared to $371.5 million in the second quarter of 2005, reflecting lower sales and persistency in recent quarters as the Company has focused on improving the profitability of the business in a competitive market environment. Sales of group life products in the second quarter of 2006 increased 13.0 percent to $43.5 million, compared to $38.5 million in the year ago quarter. Premium persistency in the group life line of business improved to 79.9 percent for the first half of 2006, compared to 75.0 percent for the first half of 2005.

Also within this segment, the U.S. Brokerage supplemental and voluntary lines of business reported a 13.6 percent increase in operating income to $49.3 million in the second quarter of 2006, compared to $43.4 million in the second quarter of 2005. The improvement in earnings is primarily driven by improved results in the individual income protection – recently issued and voluntary workplace benefits lines of business, which offset lower earnings in the long-term care line. Premium income increased 5.9 percent to $327.2 million in the second quarter of 2006, compared to $309.0 million in the second quarter of 2005. New annualized sales in the voluntary workplace benefits line of business increased 6.2 percent in the second quarter of 2006 compared to the second quarter of 2005 and sales in the individual income protection – recently issued line increased 5.0 percent, while long-term care sales declined 17.2 percent compared with the year ago quarter.

Unum Limited Segment

The Unum Limited segment reported a 35.8 percent increase in operating income to $56.1 million in the second quarter of 2006, compared to $41.3 million in the second quarter of 2005. Operating income in this segment benefited from a lower benefit ratio resulting from favorable risk experience and claims management and a lower expense ratio relative to the year ago quarter. Premium income for this segment increased 3.9 percent to $200.7 million in the second quarter of 2006, compared to $193.1 million in the second quarter of 2005. Sales in this segment declined 56.5 percent to $20.0 million in the second quarter of 2006 from $46.0 million in the second quarter of 2005 due primarily to low activity in the overall U.K. market due to changes in pension legislation, a decrease in large case sales due to the competitive market in the U.K. for group products, and the Company’s decision to maintain its pricing discipline.

Colonial Segment

The Colonial segment reported a 14.4 percent increase in operating income to $49.9 million in the second quarter of 2006, compared to $43.6 million in the second quarter of 2005. Results in this segment in the second quarter of 2006 benefited from a lower benefit ratio resulting from favorable risk experience in the income protection line of business. Premium income for this segment increased 7.1 percent to $209.5 million in the second quarter of 2006, compared to $195.6 million in the second quarter of 2005, reflecting current and prior period sales growth and stable persistency. Sales in this segment increased 10.9 percent to $73.1 million in the second quarter of 2006 from $65.9 million in the second quarter of 2005.

Individual Income Protection – Closed Block Segment

The Individual Income Protection – Closed Block segment reported operating income of $33.2 million in the second quarter of 2006, compared to $27.7 million in the second quarter of 2005. The interest adjusted loss ratio increased to 93.0 percent in the second quarter of 2006 compared to 86.4 percent in the second quarter of 2005, primarily due to a lower rate of claim recoveries which was offset partially by lower claim incidence rates. Net investment income for the second quarter of 2006 was $214.0 million, which includes $23.4 million of investment income related to the bonds transferred to the Company in conjunction with the Centre Re reinsurance contract recapture in the third quarter of 2005, compared to $189.7 million in the second quarter of 2005.

Other Segment

The Other segment reported operating income of $8.7 million in the second quarter of 2006, compared to $13.9 million in the second quarter of 2005, reflecting the wind down of product lines that are no longer actively marketed.

Corporate Segment

The Corporate segment, which includes investment earnings on corporate assets not specifically allocated to a line of business, corporate interest expense, and certain other corporate expenses, reported a loss of $53.7 million in the second quarter of 2006, compared to a loss of $37.6 million in the second quarter of 2005. Included in this segment in the second quarter of 2006 is the before-tax cost of $17.8 million related to early retirement of debt.

OTHER INFORMATION

The Company’s average number of shares (000s) outstanding, assuming dilution, was 329,905.0 for the second quarter of 2006, compared to 309,108.3 for the second quarter of 2005.

Book value per common share at June 30, 2006 was $20.40, compared to $26.37 at June 30, 2005. Excluding the net unrealized gain on securities and the net gain on cash flow hedges, book value per common share at June 30, 2006 was $19.85 compared to $19.88 at June 30, 2005.

OUTLOOK

Commenting on the Company’s second quarter results, President and Chief Executive Officer Thomas R. Watjen stated, “Given our performance for the second quarter, I am comfortable in reiterating our operating earnings per share guidance for 2006 of $1.65 to $1.70, which includes our expectation that the U.S. Brokerage group income protection benefit ratio will remain stable at current levels in the third quarter before beginning to decline later in the year. At our October 2005 investor meeting we provided guidance on a number of areas of the business. While we have met or exceeded that guidance for most of our businesses, the one exception has been the U.S. Brokerage group income protection benefit ratio, which at the time we felt could decline to the 87% to 88% by late 2007 or early 2008. Based on our recent performance and the time we believe it will take for the recent changes in the claims management area to fully take effect, we believe it is appropriate to extend the timeframe needed to achieve our long-term target for this line of business. We now believe that a benefit ratio in the 90% to 92% range is a more appropriate objective for this timeframe, and that the 87% to 88% range is achievable over a longer timeframe. We intend to discuss our long-term expectations for all of our business segments at our upcoming investor meeting in New York on November 8th.”

NON-GAAP RECONCILIATION

The Company analyzes its performance using non-GAAP financial measures which exclude certain items and the related tax thereon from net income. The Company believes operating income or loss excluding realized investment gains and losses, which are recurring, is a better performance measure and a better indicator of the profitability and underlying trends in the business. Realized investment gains and losses are dependent on market conditions and general economic events and are not necessarily related to decisions regarding the Company’s underlying business. The Company believes book value per common share excluding unrealized gains and losses on securities and the net gain on cash flow hedges, which also tend to fluctuate dependent on market conditions and general economic trends, is an important measure.

The Company believes that exclusion of certain other items specified in the non-GAAP reconciliation enhances the understanding and comparability of the Company’s performance and the underlying fundamentals in its operations, but this exclusion is not an indication that similar items may not recur. For a reconciliation to the most directly comparable GAAP measures, refer to the attached digest of earnings.

CONFERENCE CALL INFORMATION

UnumProvident Corporation senior management will host a conference call on Thursday, August 3 at 9:00 a.m. (eastern) to discuss the results of operations for the second quarter and will include forward-looking information, such as guidance on future results and trends in operations, as well as other material information. The dial-in number is (888) 208-1812 for U.S. and Canada. For International, the dial-in number is (719) 457-2654. Alternatively, a live webcast of the call will be available at www.unumprovident.com in a listen-only mode. About fifteen minutes prior to the start of the call, you should access the “Investor and Shareholder” section of our website. A replay of the call will be available by telephone and on our website through Thursday, August 10. In addition, the Company’s Statistical Supplement for the second quarter of 2006 is available on the Company’s website.

ABOUT UNUMPROVIDENT

UnumProvident is the largest provider of group and individual income protection insurance in the United States and United Kingdom. Through its subsidiaries, UnumProvident insures more than 25 million people and provided $6.0 billion in total benefits to customers in 2005. With primary offices in Chattanooga, Tennessee, and Portland, Maine, the Company employs approximately 11,300 people worldwide. For more information, visit www.unumprovident.com.

SAFE HARBOR STATEMENT

A “safe harbor” is provided for “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Statements in this press release, such as our earnings per share guidance and our U.S. Brokerage group income protection benefit ratio guidance, which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those contained in the forward-looking statements. These risks and uncertainties include such general matters as general economic or business conditions; events or consequences relating to terrorism and acts of war; competitive factors, including pricing pressures; legislative, regulatory, or tax changes; and the interest rate environment. More specifically, they include fluctuations in insurance reserve liabilities, projected new sales and renewals, persistency rates, incidence and recovery rates, pricing and underwriting projections and experience, retained risks in reinsurance operations, availability and cost of reinsurance, level and results of litigation, rating agency actions, regulatory actions and investigations, negative media attention, the level of pension benefit costs and funding, investment results, including credit deterioration of investments, and effectiveness of product and customer support. For further information of risks and uncertainties that could affect actual results, see the sections entitled “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Form 10-K for the fiscal year ended December 31, 2005 and subsequently filed Form 10-Qs. The forward-looking statements are being made as of the date of this press release and the Company expressly disclaims any obligation to update any forward-looking statement contained herein.

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DIGEST OF EARNINGS

(Unaudited)

UnumProvident Corporation (UNM:NYSE)

and Subsidiaries

($ in millions, except share data)

	Three Months Ended June 30		Six Months Ended June 30
	2006	2005	2006	2005
Operating Revenue by Segment	$2,673.8	$2,591.2	$5,317.2	$5,166.3
Net Realized Investment Gain (Loss)	(5.8)	65.5	(3.3)	62.3

Total Revenue	$2,668.0	$2,656.7	$5,313.9	$5,228.6

Operating Income by Segment	$198.7	$200.3	$307.2	$385.1
Net Realized Investment Gain (Loss)	(5.8)	65.5	(3.3)	62.3
Income Tax	67.7	94.5	105.3	123.9

Net Income	$125.2	$171.3	$198.6	$323.5

PER SHARE INFORMATION

Net Income Per Common Share
Basic	$0.39	$0.58	$0.64	$1.09
Assuming Dilution	$0.38	$0.55	$0.61	$1.05

Weighted Average Common Shares - Basic (000s)	319,207.3	295,606.4	308,266.8	295,558.6
Weighted Average Common Shares - Assuming Dilution (000s)	329,905.0	309,108.3	324,834.6	308,365.2

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	Three Months Ended June 30, 2006		Three Months Ended June 30, 2005
	(in millions)	Per Share *	(in millions)	Per Share *
After-tax Operating Income Excluding Net Realized Investment Gain (Loss) and Cost Related to Early Retirement of Debt	$140.4	$0.43	$128.7	$0.42
Cost Related to Early Retirement of Debt, Net of Tax	(11.6)	(0.04)	—	—

After-tax Operating Income Excluding Net Realized Investment Gain (Loss)	128.8	0.39	128.7	0.42
Net Realized Investment Gain (Loss)	(5.8)	(0.02)	65.5	0.21
Income Tax Benefit (Expense) on Net Realized Investment Gain (Loss)	2.2	0.01	(22.9)	(0.08)

Net Income	$125.2	$0.38	$171.3	$0.55

	Three Months Ended March 31, 2006
	(in millions)	Benefit Ratio**
U.S. Brokerage Group Income Protection
Premium Income	$619.8
Benefits and Change in Reserves for Future Benefits	664.4	107.2%
Regulatory Reassessment Charge	72.8
Benefits and Change in Reserves for Future Benefits, Excluding Regulatory Reassessment Charge	591.6	95.5%

RECONCILIATION OF NON-GAAP FINANCIAL MEASURES - Continued

	As of June 30
	2006		2005
	(in millions)	Per Share	(in millions)	Per Share
Book Value
Total Stockholders’ Equity	$6,986.9	$20.40	$7,854.6	$26.37
Exclude Net Unrealized Gain on Securities	60.7	0.18	1,548.6	5.20
Exclude Net Gain on Cash Flow Hedges	126.2	0.37	384.7	1.29

As Adjusted	$6,800.0	$19.85	$5,921.3	$19.88

	Outlook Range Twelve Months Ended December 31, 2006
	(in millions)	Per Share ***	(in millions)	Per Share ***
After-tax Operating Income Excluding Net Realized Investment Loss, Regulatory Reassessment Charge, and Cost Related to Early Retirement of Debt	$555.0	$1.65	$572.0	$1.70
Regulatory Reassessment Charge, Net of Tax	(55.9)	(0.17)	(55.9)	(0.17)
Cost Related to Early Retirement of Debt, Net of Tax	(15.0)	(0.04)	(15.0)	(0.04)

After-tax Operating Income Excluding Net Realized Investment Loss	484.1	1.44	501.1	1.49
Net Realized Investment Loss	(3.3)	(0.01)	(3.3)	(0.01)
Income Tax Benefit on Net Realized Investment Loss	1.2	—	1.2	—

Net Income	$482.0	$1.43	$499.0	$1.48

*	Assuming Dilution
**	Benefits and Change in Reserves for Future Benefits as a percent of Premium Income
***	Assuming Dilution - Forecasted Weighted Average Shares of 337.0 million